Exhibit 99.1
Cover Letter to Offer to Repurchase

Cover Letter to Offer to Repurchase
Cover Letter to Offer to Repurchase
IF YOU DO NOT WANT TO SELL YOUR SHARES AT THIS TIME,
PLEASE DISREGARD THIS NOTICE.
THIS IS SOLELY NOTIFICATION OF THE FUND'S TENDER OFFER.
October 12, 2018
Dear Federated Project and Trade Finance Tender Fund Shareholder:
We are writing to inform you of important dates relating to a tender offer by Federated Project and Trade Finance Tender Fund (the “Fund”). If you are not interested in tendering any of your common shares of beneficial interest in the Fund (“Shares”) for repurchase by the Fund at this time, please disregard this notice and take no action.
The tender offer period will begin on October 12, 2018. While tenders of Shares may be withdrawn by written notice received by the Fund by no later than 11:59 p.m., Eastern Time, on November 9, 2018, unless extended, tenders of Shares must be submitted no later than November 9, 2018, unless extended. The purpose of the tender offer is to provide liquidity to shareholders of the Fund. Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund's announced tender offers.
Should you wish to tender any of your Shares for repurchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal such that it is received by the Fund by no later than November 9, 2018, unless extended. If you do not wish to sell your Shares, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ALL OR ANY PORTION OF YOUR SHARES AT THIS TIME.
All tenders of Shares must be received by the Fund, either by mail or by fax, in good order no later than November 9, 2018, unless extended.
We anticipate having tender offers each quarter, subject to approval by the Board of Trustees and as detailed in the prospectus of the Fund.
If we may be of further assistance, please contact us by calling 1-855-328-0109, Monday through Friday (except holidays), from 9:00 a.m. to 6:00 p.m., Eastern Time.
Sincerely,
Federated Project and Trade Finance Tender Fund